Pledge Agreement

                                                    Made at Head Office

                                                      27 November 1998


We, King Power Duty Free Co., Ltd., Thai nationality, with offices at 989 Siam Tower Building, Rama I Road, Pathumwan, Bangkok Metropolis, hereinafter called the "Pledgor" have made this Pledge Agreement of the instrument issued in the name and given it to Siam City Bank Public Company Limited, hereinafter called the "Bank" to indicate that the Pledgor has pledged and the Bank has accepted the pledge

         Passbook of    Fixed Deposits Account No. 001-3-09768-5
         Baht  10,000,000.-                 (Ten Million Baht)

         Total     Baht  10,000,000.-       (Ten Million Baht)

which is an "instrument issued in name of person" whereby the Bank is the debtor of such instrument, hereinafter called the "Pledged Property" as follows :

1. The Pledgor has pledged the Pledged Property with the Bank as security for the overdraft, loan, debt related to letter of credit, trust receipt, issuance of letter of guarantee of all types, sale of discounted promissory note, aval, guarantee of promissory or other debt related to the promissory note, debt related to guarantee or any other debt the Pledgor and/or -, hereinafter called "the said debtor" owed to the Pledgee at the time of entering into this agreement or the future debt for an amount of Baht 10,000,000.- (Ten Million Baht) and all accessories thereof as stipulated in Section 748 of the Civil and Commercial Code. The Pledgor agrees to pay the maximum interest rate as announced by Siam City Bank Public Company Limited, which at present is 19.5% p.a. If enforcement of the pledge is insufficient to pay the debt, the Pledgor agrees to pay the amount in shortage to the Pledgee accordingly.

2. The Pledgor confirm and promise that the Pledgor owns/has the right on the Pledged Property legally and it is free of proprietary interest or preferential right or right or encumbrance at the time of entering into this agreement.

3. On the signing date of this agreement, the Pledgor has recorded the pledge on the Pledged Property and handed it over to the Bank for retention.

4. The Pledgor agrees not to exercise the right to withdraw the money from the Pledged Property, unless for payment of the debt to the Bank only.

5. In case the right on the Pledged Property becomes due prior to the payment of debt, the Pledgor consents to extend validity of the deposits further which shall be deemed the pledge under this agreement continuously.

6. Should there be any problem arisen regarding ownership/right of the Pledgor in the Pledged Property and/or the said debtor is in default of payment of debt or the Pledgor fails is in breach of any clause of this agreement, the Bank is entitled to immediately call for payment of debt and enforce the pledge.


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7.  Due to the fact that the Bank is the debtor of the Pledged Property and also the Pledgee, therefore the Bank and the Pledgee agree that this agreement shall be the notice of the pledge to the debtor of instrument as stipulated in Section 752 of the Civil and Commercial Code.

The Pledgor, having understood the contents of this pledge agreement entirely, hereunder sign his name (and affix seal, if any) in the presence of witnesses.


                                     (Seal of King Power Duty Free Co., Ltd.,)
                  Signed:...............signed......................Borrower
                               King Power Duty Free Co., Ltd.,


                  Signed:...............signed......................Witness
                            (Mr. Siriphon Tantichotiwat)


                  Signed:...............signed......................Witness
                            (Miss Nithaya  Traisasil)